                                                                     EXHIBIT 8.1

                      [LETTERHEAD OF SHEARMAN & STERLING]

                                December 4, 2000

212-848-5370

General Electric Company
3135 Easton Turnpike
Fairfield, Connecticut 06431-0001

Ladies and Gentlemen:

    We have acted as counsel for General Electric Company, a New York corporation ("Parent"), in connection with the preparation, execution and delivery of the Agreement and Plan of Merger, dated as of October 22, 2000 (the "Agreement"), between Parent, and Honeywell International Inc., a Delaware corporation (the "Company"), and documents related or incidental thereto and transactions to be effected thereunder. You have requested our opinion concerning certain United States federal income tax consequences of the merger of General Electric 2000 Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Subsidiary"), with and into the Company (the "Merger") pursuant to the Agreement. Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Agreement or in the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") which will be included in the Registration Statement on Form S-4 (the "Registration Statement") filed by Parent with the Securities and Exchange Commission (the "Commission"). All section references herein are made to the corresponding section of the Internal Revenue Code of 1986, as amended (the "Code").

    In delivering this opinion, we have reviewed and relied upon facts and descriptions set forth in the Registration Statement, the Agreement and related documents pertaining to the Merger. We also have relied upon certificates of officers of Parent and the Company (the "Officers' Certificates"). We have assumed that the Officers' Certificates, respectively, have been executed and delivered by appropriate officers of Parent and the Company and are true and correct. We also have assumed that the certifications made in the Officers' Certificates, respectively, will continue to be true and correct as of the Effective Time of the Merger unless we receive written notification from Parent or the Company prior to the Effective Time of the Merger.

    Based on the foregoing and the Code, the Income Tax Regulations issued by the United States Treasury Department thereunder, rulings of the Internal Revenue Service and court decisions, all as in effect on the date hereof, we are of the opinion that if the Merger is completed in accordance with the terms and conditions of the Agreement, and if the statements set forth in the Officers' Certificates are true and correct on the date hereof and at the Effective Time of the Merger, for United States federal income tax purposes:

        1. The Merger will qualify as a reorganization within the meaning of
    Section 368(a) of the Code.

        2. Parent, Merger Subsidiary, and the Company each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

        3. The discussion entitled "Material United States Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus, insofar as it relates to statements of law or legal conclusions, is correct in all material respects. We hereby adopt such discussion as our opinion.

    In accordance with customary practice relating to opinion letters, our opinions speak only as of the date hereof, and, subject to the assumptions and conditions set forth above, the Effective Time of the Merger, and we disclaim any duty to update such opinions.

    In accordance with requirements of Item 601(b)(23) of Regulation S-K under the Securities Act of 1933, as amended (the "Act"), we hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement at the time of the filing thereof, and to the references made to us under the captions "Material United States Federal Income Tax Consequences of the Merger" and "Legal Matters" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,
                                          /s/ Shearman & Sterling